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                                   EXHIBIT 1.1
                              STONEGATE SECURITIES
                           5950 SHERRY LANE, 4TH FLOOR
                                DALLAS, TX 75225
                                  214-987-4121


February 7, 2002

To:  The undersigned persons and entities:

Gentlemen:

         By this letter agreement (the "Agreement"), each of the undersigned persons and entities (each, a "Shareholder" and collectively, the "Shareholders"), retains Stonegate Securities, Inc., a Texas corporation ("Stonegate"), as its exclusive financial advisor, on the terms and subject to the conditions set forth herein, in connection with the potential sale, in one or more transactions, of the number of shares of common stock, par value $0.01 per share, of Precis, Inc., an Oklahoma corporation, listed under such Shareholder's name on the signature page hereof (collectively, the "Shares"). This Agreement confirms the understanding between the Shareholders and Stonegate with respect to the services Stonegate will provide and confirms the parties' understanding concerning fees and expenses, indemnification obligations and other matters. The appointment of Stonegate is exclusive and is for a period of three (3) months commencing on the date of this Agreement (the "Appointment Period").

          1. SERVICES PROVIDED. Pursuant to Stonegate's activities on the Company's behalf, Stonegate will use all commercially reasonable efforts to sell the Shares during the Appointment Period in one or more transactions. In addition, the Shareholders hereby appoint Judith Henkels (or in her absence, Mary Kelly), as their agent and representative for the purposes set forth herein (collectively, the "Representative"). In the event Stonegate receives any offers to purchase Shares, Stonegate shall contact Representative. Representative shall have the complete and absolute authority on behalf of each and every Shareholder to accept or reject any such offer (in whole or in part) and to allocate the Shares to be sold in connection with such offer as the Representative shall, in Representative's sole and absolute discretion, determine. Stonegate shall be entitled to rely on Representative's actions as being the action of the Shareholders without any independent investigation or validation.

          2. COMMISSION. In consideration for the services provided under the terms of this Agreement, each of the Shareholders, severally and not jointly, agrees to pay Stonegate a commission equal to five percent (5%) of the selling price of the Shares sold by such Shareholders, which commission shall be paid upon each sale of such Shares in accordance with the rules of National Association of Securities Dealers (the "NASD").


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February 7, 2002
Page 2


          3. CERTAIN AGREEMENTS OF THE SHAREHOLDERS. Each Shareholder agrees to make available to Stonegate all information relating to such Shareholder and the Shares as Stonegate reasonably requests in connection with providing its services hereunder. Each Shareholder acknowledges that Stonegate may rely on the completeness and accuracy of the information furnished to it by the Shareholders. Each Shareholder agrees that during the Appointment Period, such Shareholder will not sell, transfer, assign or in anyway encumber or hypothecate the Shares owned by such Shareholder. Each Shareholder, severally and not jointly, represents and warrants to Stonegate that such Shareholder owns the Shares listed under such Shareholder's name on the signature page hereof, free and clear of any liens, restrictions or encumbrances of any kind, and such Shares at the time of sale will be registered under the Securities Act of 1933, as amended.

          4. NON-CIRCUMVENTION. Each Shareholder agrees that from and after the date hereof and for a period of one (1) year following the expiration of the Appointment Period, such Shareholder will not enter into any agreement, transaction or arrangement with any of the potential purchasers of the Shares (or any of their affiliates) which Stonegate has identified to such Shareholder and which Stonegate has contacted regarding such purchase, unless such Shareholder notifies Stonegate in writing and pays Stonegate a commission equal to five percent (5%) of the sales price of the Shares sold by such Shareholder.

          5. ARBITRATION. ANY CLAIM OR DISPUTE ARISING OUT OF THIS AGREEMENT SHALL BE SUBMITTED BY THE PARTIES TO BINDING AND NON-APPEALABLE ARBITRATION BY THE NASD.

          6. GOVERNING LAW. This Agreement is governed by the laws of the State of Texas, without regard to principles of conflicts of laws.

          7. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, except as otherwise explicitly provided, supersedes all prior understandings, written or oral, with respect to the subject matter hereof. This Agreement may be amended by an agreement in writing signed by Stonegate and each of the Shareholders.

          8. MISCELLANEOUS. Any determination that any provision of this Agreement may be or is unenforceable shall not affect the enforceability of the remaining provisions of this Agreement. The section headings in this Agreement are for convenience of reference and are not to be deemed to be a part of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument.


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         If the terms set forth in this Agreement are acceptable to you, please sign and date the enclosed copy of this letter and return it to Stonegate.


                                                      STONEGATE SECURITIES, INC.

                                                      By:/s/ SCOTT R. GRIFFITH

                                                      Title: President


AGREED TO AND ACCEPTED
as of the date first set forth above:

PRECIS, INC.

By:/s/ JUDITH H. HENKELS
   ---------------------
Title: President
       ---------

SHAREHOLDERS:/s/RANDEL T. DUNN
             -----------------
[Name]
Number of Shares:  900,000
                   -------

/s/ PAUL A. KRUGER
-----------------_
[Name]
Number of Shares: 1,000,000
                  ---------

REPRESENTATIVES:

The undersigned persons agree to be the Representatives as provided in this Agreement:

/s/ JUDITH  H. HENKELS
----------------------
Judith Henkels

/s/ MARY KELLY
--------------
Mary Kelly


                                    EXHIBIT A

         Recognizing that transactions of this type contemplated in the engagement sometimes result in litigation and that Stonegate's role is advisory, the Company agrees to indemnify and hold harmless Stonegate, its partners, employees, agents, affiliates and persons deemed to be in control


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of Stonegate within the meaning of either Section 15 of the Securities Act of
1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (collectively, the "Indemnified Parties"), from and against any claims, damages and liabilities, joint or several, related to or arising in any manner out of any transaction, proposal or any other matter (the "Matters") contemplated by the engagement of Stonegate hereunder. The Company also agrees that neither Stonegate nor any other Indemnified Party shall have any liability to the Company or its affiliates, partners, directors, agents, employees, controlling persons or securityholders for any losses, claims or expenses related to or arising out of any Matters. The Company will promptly reimburse any Indemnified Party for all reasonable expenses as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim related to or arising in any manner out of any Matter contemplated by the engagement of Stonegate hereunder, or any action or proceeding arising therefrom; provided, however, that each Indemnified Party so reimbursed shall repay such expenses in the event that it is ultimately determined that such Indemnified Party is not entitled to indemnification for such Matter pursuant to the provisions of this engagement letter.

          The Company may assume the defense of any litigation or proceeding in respect of which indemnity may be sought hereunder, including the employment of counsel and experts reasonably satisfactory to Stonegate and the payment of the fees and expenses of such counsel and experts, in which event, except as provided below, the Company shall not be liable for the fees and expenses of any other counsel or expert retained by any Indemnified Party in connection with such litigation or proceeding. In any such litigation or proceeding the defense of which the Company shall have so assumed, any Indemnified Party shall have the right to participate in such litigation or proceeding and to retain its own counsel and experts, but the fees and expenses of such counsel and experts shall be at the expense of such Indemnified Party unless (i) the Company and such Indemnified Party shall have mutually agreed in writing to the retention of such counsel or experts, (ii) the Company shall have failed in a timely manner to assume the defense of, and employ counsel or experts reasonably satisfactory to Stonegate in, such litigation or proceeding, or (iii) the named parties to any such litigation or proceeding (including any impleaded parties) include the Company and such Indemnified Party and representation of the Company and any Indemnified party by the same counsel or experts would, in the reasonable opinion of Stonegate, be inappropriate due to actual or potential differing interests between the Company and any such Indemnified Party. Notwithstanding the foregoing, in no event shall the Company be obligated to reimburse the fees or expenses of more than one counsel for any Indemnified Party.

          The Company shall not be liable, and the Indemnified Parties shall not be exculpated, in respect of any claims, damages, liabilities or expenses that are finally judicially determined to have resulted directly from the gross negligence or willful misconduct of an Indemnified Party. The Company agrees that the exculpation, indemnification and reimbursement commitments set forth in this engagement letter shall apply whether or not such Indemnified Party is a formal party to any such claim, action or proceeding. Neither the Company nor an Indemnified Party shall be liable for any settlement of any litigation or proceeding effected without its written consent, unless such settlement, compromise or consent includes an unconditional release of the Company or each Indemnified party, as the case may be, from all liability arising out of such claim, action, suit or proceeding.

          The Company agrees that if any exculpation, indemnification or reimbursement sought pursuant to this letter were for any reason not to be available to any Indemnified Party or insufficient to hold it harmless as and to the extent contemplated by this letter, then the Company shall contribute to the amount paid or payable by the Indemnified Party as a result of the claims, damages and liabilities in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand, and Stonegate on the other hand, in connection with the transaction to which such


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exculpation, indemnification or reimbursement relates and, to the extent required by applicable law, the relative faults of such parties as well as any other equitable considerations. The Company and Stonegate agree that it would not be just and equitable if the contribution provided for herein were determined by pro rata allocation or any other method which does not take into account the equitable considerations referred to above. It is hereby agreed that the relative benefits to the Company, on the one hand, and Stonegate, on the other hand, with respect to this engagement shall be deemed to be in the same proportion as (i) the Aggregate Transaction Value or the Matter (whether or not consummated) for which Stonegate is engaged to render financial advisory services bears to (ii) the fee paid to Stonegate in connection with such engagement. In no other event shall Stonegate contribute in excess of the amount actually received pursuant to the terms of this engagement letter.

          The exculpation, indemnity, reimbursement and contribution obligations of the Company shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party.

          The exculpation, indemnity, reimbursement and contribution provided herein shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any transaction referred to herein, (ii) any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) any party hereto, (iii) any termination or the completion or expiration of this agreement or Stonegate's engagement as the Company's financial advisor, and (iv) whether or not Stonegate shall, or shall not be called upon to, render any formal or informal advice in the course of such engagement. All expenses, retainer and compensation obligations of the Company contained in this letter agreement will survive the termination of this agreement.


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